Exhibit 99.1
For Immediate News Release
April 26, 2023

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2023 OPERATING RESULTS AND
SECOND QUARTER AND FULL YEAR 2023 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months ended March 31, 2023 and 2022 as detailed below.

	Q1 2023	Q1 2022	%
			Change
EPS	$1.05	$1.87	(43.9)%
FFO per share (1)	$2.54	$2.24	13.4%
Core FFO per share (1)	$2.57	$2.26	13.7%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Definitions and Reconciliations, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2023 to its results for the prior year period:

Q1 2023 Results Compared to Q1 2022
	Per Share
	EPS	FFO	Core FFO
Q1 2022 per share reported results	$1.87	$2.24	$2.26
Same Store Residential NOI (1)	0.30	0.30	0.30
Development and Other Stabilized Residential NOI	0.06	0.06	0.06
Overhead and other	(0.06)	(0.06)	(0.03)
Capital markets and transaction activity	(0.03)	(0.03)	(0.03)
Unconsolidated investment income	0.04	0.04	0.01
Income taxes	(0.01)	(0.01)	—
Casualty loss	(0.04)	—	—
Gain on sale of real estate and depreciation expense	(1.08)	—	—
Q1 2023 per share reported results	$1.05	$2.54	$2.57

(1) Consists of increases of $0.39 in revenue and $0.09 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2023 to its February 2023 outlook:

Q1 2023 Results Compared to February 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.10	$2.51	$2.52
Same Store Residential NOI (2)	0.04	0.04	0.04
Overhead and other	(0.02)	(0.02)	—
Capital markets and transaction activity	0.01	0.01	0.01
Unconsolidated investment income and other	0.02	0.02	—
Income taxes	(0.02)	(0.02)	—
Casualty loss	(0.04)	—	—
Gain on sale of real estate and depreciation expense	(0.04)	—	—
Q1 2023 per share reported results	$1.05	$2.54	$2.57

(1) The mid-point of the Company's February 2023 outlook.
(2) Consists of $0.01 for favorable uncollectible lease revenue and $0.03 for operating expenses.

Same Store Operating Results for the Three Months Ended March 31, 2023 Compared to the Prior Year Period

Same Store total revenue increased $54,285,000, or 9.4%, to $629,929,000. Same Store Residential rental revenue increased $54,168,000, or 9.5%, to $622,449,000, as detailed in the following table:

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Same Store Residential Rental Revenue Change
Q1 2023 Compared to Q1 2022
Residential rental revenue
Lease rates	8.0%
Concessions and other discounts	1.2%
Economic occupancy	(0.1)%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	1.5%
Rent relief (2)	(2.0)%
Residential rental revenue	9.5%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 3.0% in Q1 2023 from 4.7% in Q1 2022. See Definitions and Reconciliations, table 10 for further detail of uncollectible lease revenue for the Company’s Same Store portfolio.

(2) The Company recognized $3,056,000 and $14,235,000 from government rent relief programs during Q1 2023 and Q1 2022, respectively.

Same Store Residential operating expenses increased $12,713,000, or 7.1%, to $192,501,000 and Same Store Residential NOI increased $41,569,000, or 10.7%, to $430,430,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:

Q1 2023 Compared to Q1 2022
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q1 2023 NOI

			NOI
New England	11.5%	5.3%	15.0%	14.3%
Metro NY/NJ	11.7%	9.0%	12.9%	21.1%
Mid-Atlantic	8.1%	2.0%	10.9%	15.0%
Southeast FL	17.3%	6.8%	23.6%	2.8%
Denver, CO	8.4%	19.7%	4.6%	1.1%
Pacific NW	10.5%	7.7%	11.6%	6.8%
N. California	8.6%	7.1%	9.2%	17.2%
S. California	6.4%	9.2%	5.2%	20.8%
Other Expansion Regions	13.8%	11.4%	15.2%	0.9%
Total	9.5%	7.1%	10.7%	100.0%

(1) See full release for additional detail.
(2) See full release for discussion of variances.

Development Activity

Consolidated Development Communities

During the three months ended March 31, 2023, the Company started the development of Avalon Lake Norman, located in Mooresville, NC. Avalon Lake Norman is being developed through the Company's Developer Funding Program ("DFP") and is expected to contain 345 apartment homes when completed and be developed for an estimated Total Capital Cost of $101,000,000. The Company uses the DFP to accelerate wholly-owned development in the Company's expansion regions, by utilizing third-party multifamily developers to source and construct communities which the Company owns and operates.

At March 31, 2023, the Company had 18 consolidated Development communities under construction that are expected to contain 5,762 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,360,000,000.

Structured Investment Program (the "SIP") Activity

As of March 31, 2023, the Company had commitments to fund three mezzanine loans for the development of multifamily projects in the Company's markets, up to $92,375,000 in the aggregate. At March 31, 2023, the commitments had a weighted average rate of return of 9.8% and mature at various dates on or before June 2026. As of March 31, 2023, the Company had funded $42,074,000 of these commitments.

Liquidity and Capital Markets

As of March 31, 2023, the Company did not have any borrowings outstanding under its $2,250,000,000 unsecured revolving credit facility (the "Credit Facility") or its $500,000,000 unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program.

In addition, at March 31, 2023, the Company had $254,466,000 in unrestricted cash and cash equivalents and $121,598,000 in cash in escrow, which is restricted primarily related to principal reserve funds for secured borrowing arrangements.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2023 was 4.6 times and Unencumbered NOI (as defined in this release) for the three months ended March 31, 2023 was 95%.

During the three months ended March 31, 2023, the Company repaid $250,000,000 principal amount of its 2.85% unsecured notes at its maturity.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

In April 2023, the Company settled the outstanding equity forward contracts entered into in April 2022 (the "Equity Forward"), issuing 2,000,000 shares of common stock, net of offering fees and discounts, for $491,912,000 or $245.96 per share.

Stock Repurchase Program

Under the 2020 stock repurchase program, during the three months ended March 31, 2023 and through the date of this release, the Company repurchased 11,800 shares of common stock at an average price of $161.96 per share.

Second Quarter and Full Year 2023 Financial Outlook

For its second quarter and full year 2023 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2023			Full Year 2023
	Low		High	Low		High
Projected EPS	$2.48	—	$2.58	$5.69	—	$6.09
Projected FFO per share	$2.52	—	$2.62	$10.10	—	$10.50
Projected Core FFO per share	$2.54	—	$2.64	$10.21	—	$10.61

(1) See Definitions and Reconciliations, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter 2023 to its second quarter 2023 financial outlook:

Q1 2023 Results Compared to Q2 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Q1 2023 per share reported results	$1.05	$2.54	$2.57
Same Store Residential revenue	0.04	0.04	0.04
Same Store Residential Opex	(0.03)	(0.03)	(0.03)
Capital markets and transaction activity	(0.01)	(0.01)	(0.01)
Overhead and other	0.03	0.03	0.02
Gain on sale of real estate and depreciation expense	1.45	—	—
Projected per share - Q2 2023 outlook (1)	$2.53	$2.57	$2.59

(1) Represents the mid-point of the Company's outlook.

The following table compares the Company’s February 2023 outlook for EPS, FFO per share and Core FFO per share for the full year 2023 to its April 2023 financial outlook:

February 2023 Full Year Outlook Compared to April 2023 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - February 2023 outlook (1)	$6.50	$10.24	$10.31
Same Store Residential revenue	0.02	0.02	0.02
Same Store Residential Opex	0.02	0.02	0.02
Capital markets and transaction activity (2)	0.06	0.06	0.06
Overhead and other	(0.04)	(0.04)	—
Casualty loss	(0.04)	—	—
Gain on sale of real estate and depreciation expense	(0.63)	—	—
Projected per share - April 2023 outlook (1)	$5.89	$10.30	$10.41

(1) Represents the mid-point of the Company's outlook.
(2) Includes $0.03 of interest income on cash deposits net of the dilutive impact from the earlier-than-expected Equity Forward settlement.

Other Matters

The Company will hold a conference call on April 27, 2023 at 1:00 PM ET to review and answer questions about this release, its first quarter 2023 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from April 27, 2023 at 4:00 PM ET to May 27, 2023, dial 844-512-2921 and use replay passcode: 13734359. A webcast of the conference call will also be available at http://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://investors.avalonbay.com subsequent to this release and before the market opens on April 27, 2023.

About AvalonBay Communities, Inc.

As of March 31, 2023, the Company owned or held a direct or indirect ownership interest in 295 apartment communities
Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

containing 88,826 apartment homes in 12 states and the District of Columbia, of which 19 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; investments made under the Structured Investment Program in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected; our assumptions and expectations in our financial outlook may prove to be too optimistic; litigation costs and consequences may exceed our expectations; and risks related to pandemics, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent, the preferences of consumers and businesses for living and working arrangements, and federal efforts at economic stimulus. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2023 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 11, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 11 is included in the full earnings release available at the Company’s website at http://investors.avalonbay.com. This wire distribution includes only the following definitions and reconciliations.

Average Monthly Rental Revenue per Occupied Home is calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q1
2023
Net income	$146,775
Interest expense and loss on extinguishment of debt	61,745
Income tax expense	3,560
Depreciation expense	204,743
EBITDA	$416,823

Casualty loss	5,051
Loss on sale of communities	13
Unconsolidated entity EBITDAre adjustments (1)	2,793
EBITDAre	$424,680

Unconsolidated entity gains, net	(3,056)
Structured Investment Program loan reserve	(19)
Hedge accounting activity	228
Executive transition compensation costs	347
Severance related costs	1,173
Expensed transaction, development and other pursuit costs, net of recoveries	2,451
Other real estate activity	(129)
Legal settlements	(98)
Core EBITDAre	$425,577

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements.

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because the adjustments such as (i) excluding gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful like estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 2
	Q1	Q1
	2023	2022
Net income attributable to common stockholders	$146,902	$262,044
Depreciation - real estate assets, including joint venture adjustments	203,280	200,652
Distributions to noncontrolling interests	12	12
Loss (gain) on sale of previously depreciated real estate	13	(148,800)
Casualty loss on real estate	5,051	—
FFO attributable to common stockholders	355,258	313,908

Adjusting items:
Unconsolidated entity gains, net (1)	(3,056)	(255)
Structured Investment Program loan reserve (2)	(19)	—
Hedge accounting activity	228	(729)
Advocacy contributions	—	150
Executive transition compensation costs	347	402
Severance related costs	1,173	41
Expensed transaction, development and other pursuit costs, net of recoveries	2,451	159
Other real estate activity	(129)	(273)
For-sale condominium imputed carry cost (3)	255	919
Legal settlements	(98)	130
Income tax expense (4)	3,560	2,471
Core FFO attributable to common stockholders	$359,970	$316,923

Average shares outstanding - diluted	140,023,810	139,976,082

Earnings per share - diluted	$1.05	$1.87
FFO per common share - diluted	$2.54	$2.24
Core FFO per common share - diluted	$2.57	$2.26

(1) Amounts consist primarily of net unrealized gains on technology investments.
(2) Amounts are the expected credit losses associated with the Company's lending commitments under its Structured Investment Program. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(4) Amounts are primarily for the recognition of taxes associated with The Park Loggia.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2023 is as follows (dollars in thousands):

TABLE 3

Core EBITDAre (1)	$425,577

Interest expense (2)	$61,745

Interest Coverage	6.9 times

(1) For additional detail, see Definitions and Reconciliations, table 1.
(2) Excludes the impact of hedge accounting activity.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2023 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$8,126,927
Cash and cash in escrow	(376,064)
Net debt	$7,750,863

Core EBITDAre (2)	$425,577

Core EBITDAre, annualized	$1,702,308

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at March 31, 2023 excludes $46,279 of debt discount and deferred financing costs as reflected in unsecured notes, net, and $13,753 of debt discount and deferred financing costs as reflected in notes payable, net, on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Definitions and Reconciliations, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, income tax expense (benefit), casualty loss, gain on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

TABLE 5
	Q1	Q1	Q4
	2023	2022	2022
Net income	$146,775	$262,076	$241,164
Property management and other indirect operating expenses, net of corporate income	30,784	28,113	26,081
Expensed transaction, development and other pursuit costs, net of recoveries	2,992	987	6,700
Interest expense, net	56,821	56,526	57,461
General and administrative expense	20,400	17,421	20,741
Income from investments in unconsolidated entities	(4,845)	(317)	(6,820)
Depreciation expense	204,743	201,786	207,232
Income tax expense	3,560	2,471	6,683
Casualty loss	5,051	—	—
Loss (gain) on sale of communities	13	(148,800)	(88,065)
Other real estate activity	(129)	(273)	(4,563)
NOI from real estate assets sold or held for sale	(1,126)	(10,277)	(2,004)
NOI	465,039	409,713	464,610

Commercial NOI	(8,753)	(8,224)	(9,242)
Residential NOI	$456,286	$401,489	$455,368

Residential NOI
Same Store:
New England	$61,346	$53,340	$61,655
Metro NY/NJ	90,656	80,264	92,489
Mid-Atlantic	64,336	58,004	63,680
Southeast FL	12,172	9,849	11,359
Denver, CO	4,945	4,726	5,121
Pacific NW	29,411	26,351	28,929
N. California	74,123	67,863	73,386
S. California	89,507	85,048	89,178
Other Expansion Regions	3,934	3,416	3,853
Total Same Store	430,430	388,861	429,650
Other Stabilized	19,764	8,870	20,238
Development/Redevelopment	6,092	3,758	5,480
Residential NOI	$456,286	$401,489	$455,368

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q1	Q1	Q4
	2023	2022	2022

Revenue from real estate assets sold or held for sale	$1,483	$16,264	$2,752
Operating expenses from real estate assets sold or held for sale	(357)	(5,987)	(748)
NOI from real estate assets sold or held for sale	$1,126	$10,277	$2,004

Commercial NOI is composed of the following components (in thousands):

TABLE 7
	Q1	Q1	Q4
	2023	2022	2022

Commercial Revenue	$10,471	$9,924	$10,891
Commercial Operating Expenses	(1,718)	(1,700)	(1,649)
Commercial NOI	$8,753	$8,224	$9,242

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2023, or which were acquired subsequent to January 1, 2022. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter and full year 2023 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Q2 2023	$2.48	$2.58
Depreciation (real estate related)	1.43	1.43
Gain on sale of communities	(1.39)	(1.39)
Projected FFO per share (diluted) - Q2 2023	2.52	2.62
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Income tax expense	0.02	0.02
Other	(0.01)	(0.01)
Projected Core FFO per share (diluted) - Q2 2023	$2.54	$2.64

Projected EPS (diluted) - Full Year 2023	$5.69	$6.09
Depreciation (real estate related)	5.76	5.76
Gain on sale of communities	(1.39)	(1.39)
Casualty loss	0.04	0.04
Projected FFO per share (diluted) - Full Year 2023	10.10	10.50
Joint venture promote and unconsolidated entity gains, net	(0.02)	(0.02)
Structured Investment Program loan reserve	0.01	0.01
Executive transition compensation costs	0.01	0.01
Severance related costs	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.04	0.04
Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.01	0.01
Gain on other real estate transactions, net	(0.01)	(0.01)
Income tax expense	0.07	0.07
Other	(0.01)	(0.01)
Projected Core FFO per share (diluted) - Full Year 2023	$10.21	$10.61

(1) The Park Loggia adjustments include expected operating expenses, GAAP gain and imputed carry costs for unsold condominiums held in inventory.

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 714 apartment homes that is currently under active redevelopment as of March 31, 2023.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q1	Q1	Q4
	2023	2022	2022
Residential rental revenue (GAAP basis)	$622,449	$568,281	$615,807
Residential concessions amortized	3,124	9,586	2,985
Residential concessions granted	(3,591)	(2,635)	(4,968)

Residential Rental Revenue with Concessions on a Cash Basis	$621,982	$575,232	$613,824

		Q1 2023 vs. Q1 2022	Q1 2023 vs. Q4 2022

% change -- GAAP revenue		9.5%	1.1%

% change -- cash revenue		8.1%	1.3%

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2023 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2022, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue and government rent relief

The following table provides uncollectible Residential lease revenue as a percentage of total Residential rental revenue in the aggregate and excluding amounts recognized from government rent relief programs in each respective period. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2023 absent additional funding from the Federal government.

TABLE 10
	Same Store Uncollectible Residential Lease Revenue
	Q1		Q1		Q4
	2023		2022		2022
	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief
New England	0.8%	1.4%	0.7%	2.5%	1.1%	1.7%
Metro NY/NJ	2.4%	3.5%	3.0%	4.3%	2.6%	3.6%
Mid-Atlantic	2.5%	2.7%	1.9%	2.7%	2.2%	2.6%
Southeast FL	2.3%	3.0%	3.1%	6.0%	2.6%	3.3%
Denver, CO	1.4%	1.7%	0.4%	0.9%	0.6%	1.6%
Pacific NW	0.9%	1.2%	0.6%	1.1%	0.7%	1.2%
N. California	1.7%	1.9%	2.0%	3.6%	1.8%	2.2%
S. California	4.9%	5.2%	3.5%	9.9%	5.6%	5.9%
Other Expansion Regions	0.6%	0.6%	(0.1)%	(0.1)%	0.8%	0.8%
Total Same Store	2.5%	3.0%	2.2%	4.7%	2.7%	3.3%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2023 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2023 is as follows (dollars in thousands):

TABLE 11
Q1 2023
NOI
Residential NOI:
Same Store	$430,430
Other Stabilized	19,764
Development/Redevelopment	6,092
Total Residential NOI	456,286
Commercial NOI	8,753
NOI from real estate assets sold or held for sale	1,126
Total NOI generated by real estate assets	466,165
Less NOI on encumbered assets	(22,404)
NOI on unencumbered assets	$443,761

Unencumbered NOI	95%